SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C.  20549

                              FORM 8-K

                           CURRENT REPORT
               PURSUANT TO SECTION 13 OR 15(d) OF THE
                   SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported): September 27, 2007


                 WHITE MOUNTAIN TITANIUM CORPORATION
         (Exact Name of Registrant as Specified in Charter)

           NEVADA               333-129347           87-057730
(State or Other Jurisdiction Commission File Number (IRS Employer
          of Incorporation)                        Identification No.)


2150-1188 West Georgia Street, Vancouver British Columbia, Canada  V6E 4A2
(Address of Principal Executive Offices)                    (Zip Code)

Registrant's telephone number, including area code:  (604) 408-2333

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities
     Act

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange
     Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

     On July 11, 2005, we closed the Securities Purchase Agreement with Rubicon Master Fund on $5,000,000 in equity financing and issued to Rubicon 6,250,000 shares of Class A Convertible Preferred Stock and common stock purchase warrants to purchase 6,250,000 shares of our common stock. On September 27, 2007, Rubicon converted all of the preferred shares into 6,250,000 shares of our common stock. We received no proceeds from the conversion of

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these preferred shares into the common shares.  All of the common shares issued upon the conversion of the Series A Convertible Preferred Stock were issued without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 3 (a)(9) and/or Section 4(2) or 4(6) of the Securities Act. No commission or other remuneration was paid or given directly or indirectly in connection with the conversion transaction.

     All of the common shares issued under the conversion of the Series A Convertible Preferred Stock were sold by Rubicon to certain non-U.S. investors. Rubicon has retained the warrants to purchase 6,250,000 common shares and the 400,000 common shares previously issued to Rubicon under the Securities Purchase Agreement. With the conversion of the preferred shares, we currently have 28,289,133 shares of our common stock outstanding.

     Because of a recent sale of common stock by the company at $0.50, the exercise price of the warrants issued in connection with the Securities Purchase Agreement has been reduced in accordance with the terms of the agreement from $1.25 to $0.50. Further because of the recent sale of common stock at $0.50, the conversion ratio of the remaining 625,000 preferred shares has been adjusted from one-for-one to 1.6 common shares for each preferred share converted. This means that the 625,000 outstanding preferred shares are convertible into 1,000,000 common shares.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   White Mountain Titanium Corporation


Date:  October 3, 2007                  By:  /s/ Charles E. Jenkins
                                             Charles E. Jenkins, CFO